Immune Therapeutics, Inc. Shareholder Update Letter

PR Newswire

ORLANDO, Fla., Nov. 30, 2017

ORLANDO, Fla., Nov. 30, 2017 /PRNewswire/ — Immune Therapeutics, Inc. (OTCQB: IMUN), a biopharmaceutical company engaged in the development and commercialization of specialty pharmaceutical and biotechnology products to alleviate human suffering in HIV/AIDS, cancer, pain, opportunistic infections and autoimmune and inflammatory disease areas today provided the following letter to shareholders:

Dear Shareholder:

We have had a lot of developments since our last Shareholder update. We know many of you have been asking for updates and we are excited to share the most recent news. We apologize for being relatively quiet this past year, but we will now make it a priority to have consistent updates for our shareholders.

We know results will speak for themselves and we have certainly had our challenges, but I am extremely excited and optimistic about our future. Creating and developing the assets that we currently have has taken a considerable amount of time, dedication, effort and a “never give-up” attitude. With many pieces of the puzzle now together, I believe that we are poised to embark on a journey that will transform Immune Therapeutics and propel us to success.

We are laying the foundation to support a company that we believe has the potential to generate significant revenues, profits, shareholder value, and most importantly a healthy future generation world wide. In both the specialty pharmaceutical and biotechnology areas, we have a platform technology with a clear business model in place to optimize success. In order to achieve this success, we are now in the process of bringing in an experienced management team. We have significant intellectual property, and very large potential markets for our product candidates.

Nigeria

The lack of revenue from Nigeria after obtaining approval has been major concern to shareholders and also to the company. The company’s distribution agreement is being modified which caused a delay in shipping product and realization of revenue. The company, in conjunction with AHAR, is working on parallel paths; amending our existing agreement while continuing to explore a possible partnership with Fidson HealthCare Ltd.

The Company and Dr. Afonja from AHAR Pharma and Dr. Gloria Herndon from GB Pharma met with Fidson HealthCare in the United States in October of 2017 where a distribution agreement with Fidson HealthCare Ltd has been signed but not finalized. We are in the process of finalizing the final terms and conditions and hope to have them completed by the first of the year and will meet at that time. It is important to understand that any change in distributors in Nigeria requires the approval of AHAR as they with the Company and Dr. Herndon were responsible for the trials and approval of Lodonal by Nigeria.

Where we had approval from NAFDAC that approval did not provide approval for Lodonal with UNAID, USAID, National Agency for the Control of AIDS (“NACA”) National and Global Fund the major agencies that fund HIV therapies. The Company and AHAR have moved forward with the application process but that process could not be started until marketing approval was obtained from Nigeria and the company does not know how long the approval process will take.

In September of 2017 IMUN/AHAR filed our application for the approval of Lodonal with NACA. NACA approval would provide the opportunity for purchases of Lodonal for HIV patients through the agency. The NACA regulatory paperwork is now under review and the Company hopes to have approval by Q1 of 2018.

Milestones that are moving us closer to revenue are:

●	AHAR Pharma moving forward with a soft launch for Lodonal in Nigeria and issues an initial purchase order for $195,000.00 with an initial deposit paid November 22, 2017.

●	The company anticipates shipment by the end of December with the balance of funds due upon shipment.

●	AHAR is negotiating with four sub-distributors for the sales and marketing of Lodonal in Nigeria. They anticipate signing up two of them before the end of 2017.

●	AHAR’s marketing program includes the launch of a new website, www.aharpharma.com. The site will allow online doctor visits and online ordering of Lodonal™ directly from AHAR through its virtual doctor program

●	AHAR and IMUN are in the process of filing New Drug Applications with NAFDAC for additional indications with Lodonal for Cancer, Adjunct to Cancer Treatment, Chronic Pain, and Opportunistic Infections.

●	AHAR and IMUN are working with NAFDAC to obtain Over the Counter Approval for Lodonal

●	A letter of Intent has been signed with ImperiaStone, Ltd., a Nigerian company, for the distribution of Lodonal in Nigeria. ImperiaStone’s team is comprised of very experienced professionals with diverse backgrounds in various business sectors including commodities, energy, and infrastructure. They are committed to contributing towards the diversification of the Nigerian economy through their activities and partnerships with world-class organizations. ImperiaStone plans to expand their operations into the pharmaceutical sector. This relationship will allow IMUN to begin to work with a number of large organizations especially in the mining sector where healthcare of employees is a major commitment.

Kenya

IMUN has signed a distribution agreement contract in August 2017 with Omaera Pharmaceuticals, a company organized under the laws of Kenya under Commercial Register number C66322, Nairobi, Kenya. Once Lodonal has been approved, Omaera will move forward pursuant to its signed agreement that requires a minimum purchase commitment of over one million pills in the first six months, over 3.6 million pills in the second half of the first year, and 14.4 million and 28.8 million in the second and third years, respectively.

Dr. J. Njoroge, Managing Director of Omaera Pharmaceuticals, Ltd., was quoted in an April press release as saying “Following the finalization of the distribution agreement with Immune Therapeutics, we have made the commercial commitment to launch Lodonal into Kenya and start exploring its medical potential for those suffering from HIV/AIDS, cancer, and other ailments that could benefit from Lodonal.” The Company is awaiting an update of the approval from the Pharmacy and Poison Board and will keep shareholders posted as to the status.

Cote d’Ivoire

The Company has a signed MOU and letter of appointment with Rougier Pharma Afrique, SA in Cote d’Ivoire. As part of the appointment of Rougier, they are working with the local regulatory authority on the approval of Lodonal for the treatment of HIV/AIDS, Cancer and as an Immune Booster. The Company hopes to have approval for Lodonal in Cote d’Ivoire early next year.

Our strategic objectives for 2018

●	The Board has approved a search for a new Chief Executive Officer replacing Noreen Griffin as well as a new Chief Medical Officer. The company’s goal is to fill both of these roles by the end of Q2 of 2018.

●	Expand the Board of Directors: The Company is currently in the process of adding additional experienced personnel and plans to have them actively helping the company by the end of the first quarter of 2018.

●	The Company will be expanding our Medical Advisor Board for development of Lodonal and MENK both in the treatment of HIV/AIDS and HIV/AIDS related cancer.

●	The Advisory Boards will include Key Opinion Leaders, AIDS Clinical Trial Group, the AIDS Malignancy Clinical Trials Consortium (AMC), and AIDS Treatment Activist Groups to help us expand the use of Lodonal to help offset the toxic side effects of current therapies.

●	Finalize the Distribution Agreement with Fidson HealthCare while adding additional sub-distributors throughout Nigeria.

●	Finalize a Distribution Agreement with Rougier Pharma Afrique, SA Cote d’Ivoire

●	File New Drug Application for Lodonal with NAFDAC for additional indications including cancer, adjunct to chemotherapy, immune system booster and opportunistic infections,

●	Complete a Scientific White Paper on Lodonal by the end of 2017, which will highlight its development history, approvals, and clinical data that can be used with the regulators in low and middle-income countries. The Company believes this paper will allow it to fast track the approval processes for various indications using the regional rules for drug harmonization. The first region the company intends to begin the regulatory approval process for Lodonal will be in the Economic Community of West African States (ECOWAS) and in particular The West African Drugs Regulatory Authority Network (WADRA). Approval by WADRA would open sales of Lodonal in fifteen member countries including Benin, Côte d’Ivoire, Gambia, Ghana, Guinea, Guinea-Bissau, Liberia, Mali, Niger, Nigeria, Senegal, Sierra Leone, Togo, and Burkina Faso.

●	Focus on completing the regulatory approval for Lodonal to be included on the UNAID essential medicines list and for UNAIDS approval. With inclusion on the essential medicines list, IMUN and its distributors will be able to access USAID, UNAIDS, PEPFAR, and the Global Fund

●	Finalize our MENK product development formulation and required Chemistry, Manufacturing, and Controls (“CMC”) for Methionine–Enkephalin. All work was completed in China in accordance with international cGMP standards acceptable to the U.S. Food and Drug Administration with Chinese Peptide Company (“CPC”). CPC is among only a handful of companies in the world that can claim both ISO Certification and cGMP licensing. In February 2012, they became the first peptide company to successfully pass US FDA inspection outside of US and Europe regions.

●	Add to our patent portfolio, The Company has filed three new patents this year. Immediate Release Low Dose Naltrexone for (1) Malaria, (2) Cancer, and (3) CAR-T Therapy.

●	Acquire or in-license an established product or technology that, following regulatory marketing approvals, will compete in large (multi-billion dollar) product markets and will be synergistic with our existing assets.

Our Biotech objectives for 2018

●	Finalize the acquisition or licensing of additional late stage assets that can be developed in low and middle-income countries.

●	Finalize protocols for an MENK bridging trial for the treatment of HIV/AIDS, related cancer, and as an adjunct to the traditional standard of care where MENK has been shown to improve efficacy and offset the toxic side effects of chemotherapy.

●	Move forward with opening an offshore cancer clinic in China using our new immunotherapy cocktail, as 5 of the 6 drugs, except for MENK, is already approved in China. Cancer rates in China are exploding and for the first time data is available. According to research from the American Cancer Journal of Clinicians, more than four million Chinese were diagnosed with the disease and nearly three million died as a result. In some of the industrial provinces, lung cancer rates have increased a staggering four-fold.

●	Publish Initial MENK results for 30 patients by the second quarter of 2018. The initial work, as part of our patent application, showed success with various cancers including: stage four lung cancer, terminal hepatic cancer metastasized from rectal cancer, terminal lympho-cancer, severe terminal leukemia and cervical cancer.

●	FDA Meeting: The FDA Meeting has confirmed a meeting for January of 2018 to discuss final Phase 2b/3 protocols for both pediatric and adult Crohn’s Disease.

Increasing Shareholder Value

After completing additional financing the company will be able to make progress on its objectives. The company intends to take the necessary steps to be in a position to list its common stock on a national stock exchange such as the NYSE, Amex or NASDAQ. An up listing could lead to an increase in shareholder value, give Immune more market exposure, increase liquidity, facilitate partnering activities, and increase our shareholder base to include more fundamental health care investors.

I would like to thank all of our shareholders for their continued support and patience. Management is motivated to make the Immune Therapeutics shareholders financially rewarded and enthusiastic to be a part of the company. The company will make a conscious effort to communicate with shareholders monthly.

Forward-Looking Statements

This release may contain forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to, the possibility that some or all the matters and transactions considered by the Company may not proceed as contemplated, and by all other matters specified in the Company’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its recent periodic reports.